UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 2, 2022

TIMKENSTEEL CORPORATION (Exact name of registrant as specified in its charter)

Ohio	1-36313	46-4024951
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1835 Dueber Avenue, SW, Canton, OH 44706
(Address of Principal Executive Offices) (Zip Code)

(330) 471-7000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	TMST	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 2, 2022, the Board of Directors (the "Board") of TimkenSteel Corporation (the “Company”) voted to increase the size of the Board from ten directors to eleven directors and appointed Mary Ellen Baker and Nicholas J. Chirekos as directors of the Company, effective immediately, filling the vacancies on the Board. Ms. Baker and Mr. Chirekos were appointed to serve as members of the Audit Committee of the Board.

The Board has determined that Ms. Baker and Mr. Chirekos each meet all of the standards for independence under the regulations of the Securities and Exchange Commission and Rule 303A of the New York Stock Exchange Listed Company Manual, that each is financially literate as required under Rule 303A of the New York Stock Exchange Listed Company Manual and that each is free of any material relationships with the Company other than through her or his service as a director.

Ms. Baker recently retired from her position as executive vice president and head of business services for Citizens Bank (one of the oldest and largest financial services firms in the United States, offering a broad range of retail and commercial banking products and services to more than five million individuals, small businesses, middle-market companies, large corporations and institutions). Previously, she was executive vice president of enterprise services at PNC Financial Services Group, Inc. (one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management). Ms. Baker brings to the Board technology and cybersecurity expertise, with extensive experience in governance and risk oversight related to technology, cybersecurity, and control environment assurance, large-scale technology, operations, cybersecurity and enterprise data initiatives; and demonstrated competency in leading teams through transformations to achieve corporate growth.

Mr. Chirekos served in various investment banking roles at J.P. Morgan (a global leader in financial services offering solutions to the world's most important corporations, governments and institutions) from 1987 until his retirement in 2016. Most recently, he served as the managing director, North America head of mining and, prior to that, as the global head of mining and metals. Mr. Chirekos has more than 25 years of experience in investment banking and capital markets, with a focus on the mining industry. He also serves on the boards of Peabody Energy Corporation, where he is chair of the Audit Committee and a member of the Nominating and Corporate Governance and Executive committees, and New Gold Inc., where he is chair of the Corporate Governance and Nominating Committee and a member of the Human Resources and Compensation Committee. Mr. Chirekos brings to the Board financial expertise with deep experience in mergers and acquisitions as well as equity and debt transactions.

Ms. Baker and Mr. Chirekos will be compensated in accordance with the Company’s standard compensation policies and practices for the non-employee, independent members of the Board, the components of which were disclosed in the Company’s most recent Proxy Statement filed with the Securities and Exchange Commission on March 17, 2022.

There are no arrangements or understandings between either Ms. Baker or Mr. Chirekos and any other person pursuant to which either of them was appointed to the Board. Further, neither Ms. Baker nor Mr. Chirekos is a participant in any related party transaction required to be reported under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIMKENSTEEL CORPORATION

Date: November 2, 2022	By:	/s/ Kristopher R. Westbrooks
Kristopher R. Westbrooks
Executive Vice President and Chief Financial Officer